EXHIBIT 5

Amit Birk
68 Yakinton St. Ramat Peleg
Natanya, Israel
Tel: 972-9-8358899
Fax: 972-3-8357878

March 4, 2008

To: Magic Software Enterprises Ltd.
5 Haplada Street,
Or Yehuda 60218,
Israel

Re:     Magic Software Enterprises Ltd.

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on behalf of Magic Software Enterprises Ltd. (the “Company”) relating to the registration under the Securities Act of 1933, as amended, of 1,500,000 ordinary shares, New Israeli Shekel 0.1 par value, of the Company (the “Shares”), issuable upon the exercise of options reserved for issuance under the Company’s 2007 Incentive Compensation Plan (the “2007 Plan”).

        I am member of the Israeli Bar and I express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        As counsel to the Company, I have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other documents as I have deemed necessary or advisable for the purposes of this opinion.

        On the basis of the foregoing, I am of the opinion that when paid for and issued pursuant to the terms of the 2007 Plan, the Shares will be validly authorized and issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Amit Birk —————————————— Amit Birk, Adv.